EXHIBIT 99





                             Date:       January 18, 2007
                             Refer to:   (317) 276-5795 - Mark Taylor, Lilly
                                         (425) 415-2207 - Lacy Fitzpatrick, ICOS


                     Lilly ICOS LLC Reports Results for 2006

Lilly ICOS LLC (Lilly ICOS) (NYSE: LLY and Nasdaq: ICOS) is releasing its financial results for the fourth quarter and year ended December 31, 2006.

Cialis (tadalafil)(1) Net Sales:
--------------------------------
(in millions)
                                Three Months Ended         Year Ended
                                   December 31,            December 31,
                             ----------------------- -----------------------
                                  2006       2005        2006        2005
                             ----------- ----------- ----------- -----------
Lilly ICOS Territories:
     United States              $ 106.0   $   81.6     $ 377.3     $  272.9

     Europe(2)                     84.7       65.3       299.1        244.5
     Canada and Mexico             24.0       18.6        78.8         59.3
                             ----------- ----------- ----------- -----------
        Total Lilly ICOS          214.7      165.5       755.2        576.7
Royalty Territories                54.5       45.0       215.8        169.9
                             ----------- ----------- ----------- -----------
       Worldwide Total          $ 269.2    $ 210.5     $ 971.0      $ 746.6
                             =========== =========== =========== ===========


In December 2006, Lilly ICOS submitted a supplemental New Drug Application to the U.S. Food and Drug Administration for 5 mg and 2.5 mg once-a-day dosing of Cialis for the treatment of erectile dysfunction (ED). Earlier in 2006, regulatory submissions occurred in Europe and Canada for Cialis as a once-a-day treatment for ED. Patient enrollment is ongoing in a Phase 3 clinical study of tadalafil for the treatment of pulmonary arterial hypertension and a Phase 2b clinical study of tadalafil for the treatment of benign prostatic hyperplasia.




------------------------------
(1) Cialis(R) is a registered trademark of Lilly ICOS LLC.
(2) Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom.



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


2006 Fourth Quarter Financial Results
-------------------------------------

For the three months ended December 31, 2006, Lilly ICOS reported net income of $99.9 million, compared to $61.4 million for the three months ended December 31, 2005. Net income for the 2006 fourth quarter was consistent with the guidance provided by ICOS Corporation in its press release on December 14, 2006. Reported net income of $99.9 million, in the 2006 fourth quarter, includes the impact of an increase in wholesaler inventories, an adjustment to royalty income for prior periods and changes in currency exchange rates on non-U.S. revenues and expenses, which collectively total approximately $3.8 million and were not considered in the December 14, 2006 guidance.

Total Lilly ICOS revenue for the fourth quarter of 2006 was $226.7 million, compared to $174.5 million for the fourth quarter of 2005. It is estimated that there was a $2.1 million increase in U.S. wholesaler inventories at December 31, 2006, compared to September 30, 2006. Lilly ICOS revenue for the fourth quarter of 2006 included $12.0 million in royalties on sales reported by Lilly, compared to $9.0 million in royalty revenue for the fourth quarter of 2005. Royalty revenue in the fourth quarter of 2006 includes $1.1 million related to reconciliations of third party sales for prior periods.

In the U.S., market share of total prescriptions of Cialis was 27.1% for the three months ended December 2006, an increase of 0.8 percentage points compared to the three months ended September 2006. (3) Based on total prescriptions, the U.S. ED market grew 4.1%, for the three months ended December 2006, compared to the three months ended September 2006. Across Europe, Canada, and Mexico, Cialis captured 35.6% of aggregate market share (tablets shipped from wholesalers to pharmacies) for the three months ended November 2006, an increase of 0.2 percentage points compared to the three months ended August 2006. (4) Compared to the 2006 third quarter, changes in currency exchange rates (primarily the Euro and British Pound) added approximately $0.8 million to reported net income in the 2006 fourth quarter.

Selling, general and administrative expenses increased $9.9 million from the fourth quarter of 2005, to $94.4 million in the fourth quarter of 2006. The increase was primarily due to increased U.S. consumer marketing expenses, partially offset by the impact of refinements in the U.S. sales force configuration.


2006 Full-Year Financial Results
--------------------------------

For the year ended December 31, 2006, Lilly ICOS reported net income of $320.3 million, compared to $37.8 million for the year ended December 31, 2005, primarily reflecting a $224.4 million increase in worldwide sales of Cialis and a $96.8 million reduction in selling, general and administrative costs.

Total Lilly ICOS revenue for 2006 was $800.9 million, compared to $610.7 million for 2005. Lilly ICOS revenue for 2006 includes $45.7 million in royalties on sales reported by Lilly, compared to $34.0 million in royalty revenue for 2005. Royalty revenue for 2006 includes $2.6 million related to reconciliations of third party sales. The increase in total revenue reflects the impact of market share gains, market growth and price increases.

Cost of sales totaled $59.7 million in 2006, including royalties payable by Lilly ICOS equal to 5% of its net product sales. Cost of sales, as a percentage of net product sales, was 7.9% in 2006, compared to 8.2% in 2005. The percentage decrease was primarily the result of price increases in 2005 and 2006.

------------------------------
(3) IMS Health, IMS National Prescription Audit Plus(TM) (total prescriptions), December 2006.
(4) IMS Health, IMS MIDAS (tablets from wholesalers to pharmacies),
    November 2006.

Selling, general and administrative expenses were $363.0 million for the year ended December 31, 2006, compared to $459.8 million for the year ended December 31, 2005. The decrease was primarily due to refinements in the U.S. sales force configuration and lower consumer marketing expenses.

Pending Acquisition of ICOS Corporation by Eli Lilly and Company
----------------------------------------------------------------

On December 18, 2006, ICOS Corporation (ICOS) announced that it had amended the Agreement and Plan of Merger with Eli Lilly and Company (Lilly), whereby Lilly will acquire all of the outstanding stock of ICOS for a purchase price of $34 per share in cash, which Lilly has stated is its best and final offer. A special meeting of the shareholders of ICOS is to be held on January 25, 2007, to vote on the merger. Closing of the transaction is expected shortly after the special shareholders meeting, subject to customary closing conditions including the favorable vote of a majority of the outstanding shares of ICOS.


About Lilly ICOS LLC
--------------------

Lilly ICOS LLC, a joint venture equally owned by ICOS and Lilly, is marketing Cialis in North America and Europe for the treatment of erectile dysfunction.

ICOS Corporation, a biotechnology company headquartered in Bothell, Washington, is dedicated to bringing innovative therapeutics to patients. ICOS is working to develop treatments for serious unmet medical needs such as benign prostatic hyperplasia, pulmonary arterial hypertension, cancer, psoriasis and inflammatory diseases.

Eli Lilly and Company, a leading innovation-driven corporation, is developing a growing portfolio of first-in-class and best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Indiana, Lilly provides answers - through medicines and information - for some of the world's most urgent medical needs.

Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations, estimates and projections about the industry, management beliefs and certain assumptions made by the managements of ICOS and Lilly. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties, including economic, competitive, governmental, technological, legal and other factors discussed in the two companies' respective filings with the Securities and Exchange Commission, which may affect the business and prospects of the two companies and Lilly ICOS. Results and the timing and outcome of events may differ materially from those expressed or implied by the forward-looking statements in this press release. More specifically, there can be no assurance that Cialis will achieve sustained commercial success or that competing products will not pre-empt market opportunities that might exist for the product.

The forward-looking statements contained in this press release represent ICOS' and Lilly's judgments as of the date of this release. Neither ICOS nor Lilly undertake any obligation to update any forward-looking statements.

Where to Find Additional Information About the Proposed Acquisition by Eli Lilly and Company

A special meeting of ICOS shareholders will be held on January 25, 2007 to obtain shareholder approval of the proposed transaction. ICOS has filed with the Securities and Exchange Commission and distributed to its shareholders a definitive proxy statement and other relevant documents in connection with the special shareholder meeting for the proposed transaction. ICOS shareholders are urged to read the definitive proxy statement and other relevant materials because they contain important information about ICOS, Lilly and the proposed transaction. Investors may obtain a free copy of these materials and other documents filed by ICOS with the Securities and Exchange Commission at the SEC's website at www.sec.gov, at ICOS' website at www.ICOS.com or by sending a written request to ICOS at 22021 20th Avenue SE, Bothell, Washington 98021, Attention:
General Counsel.

ICOS and its directors, executive officers and certain other members of management and employees may be deemed to be participants in soliciting proxies from its shareholders in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of ICOS' shareholders in connection with the proposed transaction is set forth in ICOS' definitive proxy statement for its special meeting. Additional information regarding these individuals and any interest they have in the proposed transaction is set forth in the definitive proxy statement on file with the SEC.

                       --Selected financial data follows--





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

                                 Lilly ICOS LLC
                 Condensed Consolidated Statements of Operations
                                 (in thousands)
                                   (unaudited)




                                        Three Months Ended  Twelve Months Ended
                                           December 31,        December 31,
                                       -------------------  -------------------
                                          2006      2005       2006     2005
                                       --------- ---------  --------- ---------
Revenue:
 Product sales, net                    $214,667  $165,501   $755,180  $576,734
 Royalties                               11,989     8,997     45,727    33,969
                                       --------- ---------  --------- ---------
  Total revenue                         226,656   174,498    800,907   610,703
                                       --------- ---------  --------- ---------


Expenses:
 Cost of sales                           16,904    13,200     59,687    47,264
 Selling, general and administrative     94,353    84,416    363,042   459,827
 Research and development                15,454    15,494     57,863    65,816
                                       --------- ---------  --------- ---------
  Total expenses                        126,711   113,110    480,592   572,907
                                       --------- ---------  --------- ---------

Net income                             $ 99,945  $ 61,388   $320,315  $ 37,796
                                       ========= =========  ========= =========









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

                                                                        Lilly ICOS LLC
                                                                SUMMARIZED OPERATING RESULTS
                                                                        (in thousands)
                                                                          (unaudited)


                                                    2006                                               2005
                             ------------------------------------------------    -----------------------------------------------
                                Q1        Q2        Q3        Q4       TOTAL        Q1        Q2       Q3        Q4      TOTAL
                             --------- --------- --------- --------- --------    --------- -------- --------- -------- ---------

Revenue:
  Product sales, net:
   United States            $ 82,537  $ 93,779  $ 94,946  $106,022  $377,284    $ 42,744 $ 71,118  $ 77,438  $ 81,615  $272,915
   Europe                     67,586    71,374    75,427    84,645   299,032      56,264   60,925    61,992    65,311   244,492
   Canada and Mexico          17,151    17,508    20,205    24,000    78,864      12,186   13,839    14,727    18,575    59,327
                            --------- --------- --------- --------- ---------   --------- -------- --------- --------- ---------
    Total product sales, net 167,274   182,661   190,578   214,667   755,180     111,194  145,882   154,157   165,501   576,734
  Royalties                   11,088    11,642    11,008    11,989    45,727       7,790    9,010     8,172     8,997    33,969
                            --------- --------- --------- --------- ---------   --------- -------- --------- --------- ---------
    Total revenue            178,362   194,303   201,586   226,656   800,907     118,984  154,892   162,329   174,498   610,703
                            --------- --------- --------- --------- ---------   --------- -------- --------- --------- ---------
Expenses:
  Cost of sales               13,382    14,370    15,031    16,904    59,687       9,752   11,934    12,378    13,200    47,264
  Selling, general and
   administrative             86,517    90,342    91,830    94,353   363,042     137,027  126,232   112,152    84,416   459,827
  Research and development    13,502    13,820    15,087    15,454    57,863      13,874   18,413    18,035    15,494    65,816
                            --------- --------- --------- --------- ---------   --------- -------- --------- --------- ---------
    Total expenses           113,401   118,532   121,948   126,711   480,592     160,653  156,579   142,565   113,110   572,907
                            --------- --------- --------- --------- ---------   --------- -------- --------- --------- ---------
Net income (loss)           $ 64,961  $ 75,771  $ 79,638  $ 99,945  $320,315    $(41,669) $(1,687) $ 19,764  $ 61,388  $ 37,796
                            ========= ========= ========= ========= =========   ========= ======== ========= ========= =========




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